Exhibit 10.25

Confidential Portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

U.S. SUPPLY AND DISTRIBUTION AGREEMENT

This U.S. Supply and Distribution Agreement (“Agreement”) is entered into this 18th day of April, 2008 (“Execution Date”) by and between:

Cobalt Pharmaceuticals Inc., a Canadian corporation, with offices located at
6500 Kitimat Road
Mississauga, ON U5N 2B8 Canada; and

Cobalt Laboratories Inc.,
a Delaware corporation,
with offices located at
24840 South Tarniami Trail
Bonita Springs, Florida 34134
(Cobalt Pharmaceuticals Inc. and Cobalt Laboratories Inc. hereinafter are collectively referred to as “COBALT”)

and

Pfizer Inc.
a Delaware corporation,
(hereinafter referred to as
“PFIZER”) with offices located at 235 East 42 nd Street
New York, New York 10017-5755

WHEREAS, PFIZER and its Affiliates own the following U.S, Patents relating to PFIZER’s drug Lipitor®: 4,681,893 (“893 Patent”), 5,273,995 (“995 Patent”), 5,686,104 (“104 Patent”), 5,969,156 (“156 Patent”) and 6,126,971 (“971 Patent”);

WHEREAS, COBALT has filed with the FDA (as defined below) a New Drug Application, No. 22-245, under Section 505(b) (2) of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. 355(b)(2) (“Section 505(b)(2)”), requesting approval from the FDA to make and sell a product containing atorvastatin sodium as its active ingredient;

WHEREAS, PFIZER and COBALT have a dispute about whether COBALT may properly rely on PF1ZER’s NDA for Lipitor® as a basis for approval of its application to market a sodium salt version of atorvastatin under Section 505(b)(2), which dispute, if PFIZER prevails, would preclude FDA approval for COBALT’s New Drug Application, No. 22-245;

WHEREAS, PFIZER is a plaintiff in a civil action entitled Pfizer Inc. et. al. v. Cobalt Pharmaceuticals. Inc., Civil Action No. 07-790-JJF, pending in the United States District Court for the District of Delaware (“Action”), in which PFIZER alleges that COBALT infringed and induced infringement of the ‘995 Patent as specified therein;

WHEREAS, COBALT has filed an answer and counterclaims in the Action seeking judgments of non-infringement and invalidity of the ‘104, ‘156, ‘995, and ‘971 Patents, but not the ‘893 Patent; and

WHEREAS, PFIZER and COBALT desire (a) to resolve the Action and seek court approval for a Consent Judgment and Order of Court (as defined below) with respect to the Action, (b) resolve the dispute over whether COBALT can properly reference PFIZER’s data in its Section 505(b)(2) application, and (c) upon effectiveness of the Consent Judgment and Order of Court, to grant COBALT the right to market, sell and distribute the Product (as defined below) in the Territory (as defined below) as provided herein.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants exchanged herein and other good and valuable consideration, the sufficiency and receipt of all of which are hereby acknowledged, COBALT and PFIZER intending to be legally bound agree as follows:

I.	DEFINITIONS

“Affiliate(s)” shall mean, with respect to any entity, any corporation, association, company, organization or other entity which directly or indirectly controls, is controlled by or under common control with COBALT or PFIZER, as the case may be. For purposes of this definition, control means the ability, directly or indirectly, through ownership of securities, by agreement, or by any other method, to direct more than fifty (50%) of the outstanding equity votes of any entity, whether or not represented by securities, or to otherwise control the management decisions of any entity.

“ANDA” shall mean Abbreviated New Drug Application as defined in 21 CFR § 355(j) et seq., as amended from time to time

“cGMPs” shall mean Current Good Manufacturing Practices as defined in 21 CFR § 210 at seq., as amended time to time.

(2)

“Calendar Quarter” shall mean those consecutive three (3) calendar month periods beginning January 1, April 1, July 1, and October 1, respectively.

“Canada Supply Agreement” means the Canada Supply and Distribution Agreement dated as of the date hereof by and between Pfizer Canada Inc, and Cobalt Pharmaceuticals Trio.

“Commencement Date” shall mean, with respect to any Specific Product, the earlier of (a) November 30, 2011 or (b) the first date on which all of the following events have occurred; (i) any Third Party receives from the FDA final approval for an ANDA to commercially sell a pharmaceutical product for use in humans containing atorvastatin calcium as the sole active ingredient, determined by the FDA to be bioequivalent and designated by the FDA to be AB-rated to Lipitor® (the “Generic Product”), and (ii) such Third Party has made the Generic Product available for purchase in commercial quantities (meaning at least 10% or more availability) to major wholesalers, retail pharmacy chains and managed care providers sufficient to meet a significant portion (at least 10%) of such Third Party’s initial stocking requirements), as mutually determined by the Parties, in the Territory; it being understood and agreed that in no event will the Commencement Date occur prior to the Effective Date (as defined in Section 2.1 below).

“Commercially Reasonable Efforts” shall mean that degree of effort, expertise and resources which a person of ordinary skill, ability and experience in the matters addressed herein would utilize and otherwise apply with respect to fulfilling the obligations assumed hereunder.

“Consent Judgment and Order of Court” refers to the Consent Judgment and Order of Court attached hereto as Annex 1.

“FDA” shall mean the Food and Drug Administration of the United States of America.

“FFDCA” shall mean the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. §301 et seq,, and any related federal and/or state law or regulation in the Territory pertaining to the safety, effectiveness, adulteration, misbranding, mishandling, packaging, labeling or storage of pharmaceutical ingredients, finished pharmaceutical products, and/or medical devices that may be applicable to the Products during the Term.

(3)

“Intellectual Property” shall mean all intellectual property owned or licensed to a party including, without limitation, provisional patent applications, utility patent applications, patents, and reissues, reexaminations, extensions and substitutions thereof, trade secrets, know-how, copyrights, trade names, trademarks, and trade dress.

“Law” shall mean any local, state or federal rule, regulation, statute or law.

“Losses” shall mean any liabilities, damages, costs or expenses, including reasonable attorneys’ fees, incurred by either Party which arise from any claim, lawsuit or other action by a Third Party.

“NDA” means the PFIZER New Drug Application (NDA 020702) filed with and approved by the FDA relating to Lipitorl) 10mg, 20mg, 40mg and 80mg dosage strengths

“Net Sales” shall mean, with respect to sales of the Products by COBALT or its Authorized Sublicensees (as defined in Section 2.2) or their respective Affiliates to any Third Party, the gross amount invoiced therefor, less the following amounts as and to the extent consistent in kind and amount with industry practice:

(a)	quantity and/or normal and customary cash discounts allowed or taken;

(b)	freight, postage and insurance related to such sales (to the extent such cost is incurred by COBALT);

(c)	credits, rebates and/or adjustments allowed or given by reason of Products expiration dating, rejections or returns, retroactive price reductions or programs with wholesalers or other distributors or resellers according to which they are entitled to chargeback rebates, credits or adjustments;

(d)	rebates, administrative fees, reimbursements or similar payments to or for Medicaid or any other government programs (whether mandated or voluntary), hospitals, health maintenance organizations, insurance carriers, buying groups or other entities in connection with the purchase or utilization of Products; and

(e)	any shipping and transportation costs paid by COBALT in connection with the transportation of the Products from the PFIZER shipping point to COBALT’S facility as specified in section 5,1, including, without limitation, any duty, tax, fee or other assessment imposed by any governmental authority, costs in connection with export and import procedures and customs formalities and costs of carriage, insurance and freight.

(4)

“Party” or “Parties” shall mean COBALT or PFIZER, or both, depending upon the context in which either word may appear.

“PPI” shall mean the United States Producer Price Index for pharmaceutical preparation manufacturing, as published by the Bureau of Labor Statistics on its website (www.bls.govioni), or if not available from such website, then as published by the Bureau of Labor Statistics in its monthly periodical “Producer Price Indexes.”

“Product” or “Products” whenever used herein shall mean PFIZER’s NDA-approved atorvastatin calcium product, labeled and packaged for distribution into generic drug channels, as identified in Exhibit A. For avoidance of doubt, the Products shall not include any product containing (i) any active pharmaceutical ingredient other than atorvastatin calcium, or (ii) any pharmaceutical product marketed under the marks Lipitoe) or Caduce or any similar marks.

“Reporting Period” shall mean a three-month period corresponding to a Calendar Quarter.

“Specifications” shall mean all Product, regulatory, manufacturing, quality control, and quality assurance procedures, processes, practices, standards, instructions and specifications comprising PFIZER’s FFDCA approval applicable to the manufacture and packaging of Product as set forth in the NDA, and such other FDA and/or other regulatory requirements as may be applicable.

“Specific Product” shall mean a specific dosage strength of a Product.

“Supply Price” shall mean the prices at which PFIZER sells the Product to COBALT pursuant to Section 4.1.

“Term” has the meaning set forth in Section 8.1

“Territory” shall mean the United States of America, its territories, commonwealths and possessions.

“Third Party” shall mean any person, entity or other organization (other than the Parties and their respective Affiliates).

Any other capitalized terms used but not defined in this Article I shall have the meanings assigned to such terms in the body of this Agreement.

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II.	SCOPE OF AGREEMENT

2.1	(a) The Parties shall submit this Agreement, and any ancillary agreements, and the Canada Supply Agreement to the Federal Trade Commission (“Commission”) Bureau of Competition (“Bureau”) for review as promptly as practical after the Execution Date, but no later than April 25, 2008. Each of the Parties agrees to use its reasonable best efforts to fully cooperate with any Bureau investigation that may ensue as a result of such submission. If any government investigation is instituted each Party shall use its reasonable best efforts to defend the Agreement in any such investigation and to resist and contest any proposals or efforts to materially alter the terms thereof so as to permit the Parties to fulfill their obligations under and to obtain the full benefits contemplated by this Agreement.

(b) Notwithstanding any other provisions of this Agreement, the Parties agree that either Party may terminate this Agreement and the proposed Consent Judgment and Order of Court which shall be null and void if, within twenty-one (21) days after this Agreement and the proposed Consent Judgment and Order of Court are submitted to the Commission:

(1) the Commission authorizes its staff to intervene, or otherwise participate, in the Litigation to oppose this Agreement, or the proposed Consent Judgment and Order of Court, or

(2) the Commission votes to initiate its own judicial or administrative litigation against any of the Parties related to this Agreement or the proposed Consent Judgment and Order of Court.

(c) If none of the events set forth in Section 2.1(b) above have occurred within the twenty-one (21) day period set forth in Section 2.1(b), the Parties shall submit the proposed Consent Judgment and Order of Court to the United States District Court for the District of Delaware (the “Court”) and request that such Court enter the proposed Consent Judgment and Order of Court. If the Court enters the Consent Judgment and Order of Court, this Agreement shall take effect as of the date of the Court’s entry of the Consent Judgment and Order of Court (such date, the “Effective Date”). If the Court refuses to enter the proposed Consent Judgment and Order of Court, then this Agreement and the proposed Consent Judgment and Order of Court shall be null and void as of the Execution Date, subject to Section 2.1(d) of this Agreement.

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(d) If any of the events set forth in Section 2,1(b) of this Agreement occurs before entry of the proposed Consent Judgment and Order of Court, or if the Court refuses to enter the proposed Consent Judgment and Order of Court, then either Party may terminate this Agreement as of the Execution Date, and the Agreement shall be null and void.

(e) If at any time the Agreement is rendered null and void or if PFIZER cannot fulfill its obligations pursuant to Section 2.2 hereto, then PFIZER and COBALT shall within ten (10) days of that event take whatever steps are necessary to vacate the Consent Judgment and Order of Court. If the Agreement is rendered null and void or if PFIZER cannot fulfill its obligations pursuant to Section 2.2 hereto, the Consent Judgment and Order of Court shall riot constitute or be offered as evidence of an admission by COBALT that U.S. Patent No. 5,273,995 is valid, If the Agreement is rendered null and void or if PFIZER cannot fulfill its obligations pursuant to Section 22 hereto, the Consent Judgment and Order of Court shall not constitute or be offered as evidence of an admission by COBALT that U.S. Patent No. 5,273,995 is enforceable. If the Agreement is rendered null and void or if PFIZER cannot fulfill its obligations pursuant to Section 2.2 hereto, the Consent Judgment and Order of Court shall not constitute or be offered as evidence of an admission by COBALT that U.S. Patent No. 5,273,995 is infringed by COBALT’s proposed atorvastatin sodium product in New Drug Application, No. 22-245. It is the intent of the parties that in the event that the Agreement is rendered null and void or if PFIZER cannot fulfill its obligations pursuant to Section 2,2 hereto, that COBALT shall not be in any way prejudiced with respect to its defenses and counterclaims now pending in the Action.

2.2

Subject to the terms and conditions of this Agreement and effective as of the Commencement Date, PFIZER hereby appoints COBALT as, and COBALT hereby accepts its appointment as, PFIZER’s exclusive (even as to PFIZER) authorized distributor of the Products in the Territory during the Term. Such appointment grants to COBALT the exclusive right to market, sell, promote and distribute Products in the Territory after the Commencement Date during the Term, and PFIZER shall not grant to any Third Party (including Greenstone Limited or any other Affiliate of PFIZER) the right to, market, sell, promote or distribute the Products in the Territory during the Term. COBALT may not assign, transfer or delegate (whether by sublicense or otherwise) any of the foregoing appointment or rights to any Third Party, except as may be agreed in writing by PFIZER in its sole discretion (any such Third Party approved in writing by PFIZER, an “Authorized Sublicensee”). For the avoidance of doubt, no Third Party to whom

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COBALT sells Products in the ordinary course of the exercise of its rights to market, sell, promote and distribute the Products in the Territory shall be deemed to be an assignee, transferee, delegate, and/or sublicense. The foregoing does not grant to COBALT any right to market, sell, promote or distribute the Products in a combined form with any other pharmaceutical product. For avoidance of doubt, the foregoing shall not be construed to prohibit or limit in any manner PFIZER’s right to (a) market, sell, promote or distribute any pharmaceutical product other than the Product in the Territory, including without limitation PFIZER’s products, or any pharmaceutical product that combines atorvastatin calcium with any other active pharmaceutical ingredient (including, without limitation, PFIZER’s Caduee product) or (b) grant to any Third Party the right to do any of the same. Pursuant to the terms and conditions of this Agreement, commencing on the Commencement Date, COBALT shall purchase exclusively from PFIZER, and PFIZER shall exclusively supply to COBALT, such total quantities of Products as COBALT may require to market, sell, promote and/or distribute the Products in the Territory.

2.3	COBALT shall not market, sell, promote or distribute the Products (a) prior to the Commencement Date, (b) outside the Territory, (c) to any purchaser or distributes that COBALT knows intends to utilize, resell or redistribute the Products outside the Territory, or (d) for any use, within or outside of the Territory, that is not a use for which PFIZER has received approval from the FDA. In the event that COBALT becomes aware of, or PFIZER notifies COBALT that, a Third Party is utilizing, reselling or redistributing any Products sold or distributed by or on behalf of COBALT hereunder in violation of this Section 2.3, COBALT shall immediately cease all sale and distribution of the Products to such Third Party and COBALT shall use its Commercially Reasonable Efforts to cause such Third Party to cease such violation. Without limiting the foregoing, COBALT shall be responsible for compliance with the terms and conditions of this Agreement by itself and all of its Affiliates and Authorized Sublicensees used to market, promote, distribute and sell the Products. COBALT shall use Commercially Reasonable Efforts to promote the Products, exercising substantially the same diligence and adhering to substantially the same standards that it employs with respect to its other products.

2.4	COBALT will have the right in its sole discretion to establish the price at which the Products will be sold to third parties.

2.5	Notwithstanding anything to the contrary in this Agreement, PFIZER shall not be obligated to supply Products to COBALT and COBALT shall not be permitted to sell Products during any time period in which there is in effect an injunction or similar court order prohibiting the manufacture, marketing, distribution, sale or use of the Products or PFIZER’s Lipitor product in the Territory.

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2.6	COBALT acknowledges that PFIZER will need to adjust its manufacturing, supply and distribution activities in the event that COBALT, after receiving all necessary FDA and other approvals of COBALT’s 505(6)(2) application for its atorvastatin sodium product, commences the sale of such product, Accordingly, COBALT shall notify PFIZER at least ninety (90) days in advance of COBALT’s commercial introduction and sale of its atorvastatin sodium product in the Territory (such required notice, a “COBALT Launch Notice”).

2.7	Except for the rights expressly granted to COBALT pursuant to this Agreement, PFIZER does not grant to COBALT, whether by implication, estoppel or otherwise, any rights or interests in or to the Products or any Intellectual Property therein or relating thereto, or any right to reference the NDA. Nothing in the Agreement shall be deemed to (a) constitute any agreement, acquiescence or admission on the part of PFIZER as to the propriety of COBALT’s Section 505(b)(2) application for its atorvastatin sodium product or (b) prohibit PFIZER from challenging such application in any proceeding brought before the FDA or any court or other governmental or regulatory body.

III.	FORECASTS AND SUPPLY

3.1	Subject to the terms and conditions of this Agreement, PFIZER shall use its Commercially Reasonable Efforts to maintain quantities of the Product that are sufficient for COBALT to commence the introduction and sale of the Product in the Territory immediately after the occurrence of the Commencement Date. In furtherance of the foregoing, PFIZER shall maintain in the United States at least the equivalent of three (3) months’ inventory of each strength of the Product in finished goods form for use in supplying COBALT’s initial requirements for the Product, it being understood that the Product in such inventory may be comprised of PFIZER’s Lipitor product and as a result may not satisfy all of the requirements relating to tablet size, shape and embossing agreed to by the Parties pursuant to Section 3.2. In the event that the Commencement Date occurs prior to November 30, 2011, PFIZER will ship such inventory per COBALT’S instructions for delivery at COBALT’S facilities as specified in section 5.1 to arrive not later than five (5) days after the Commencement Date,

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3.2	Within ninety (90) days of the Effective Date, the Parties shall meet to discuss launch strategy for the Product after the Commencement Date as well as requirements with respect to the Product to be sold by COBALT immediately after the occurrence of the Commencement Date, including without limitation the size, shape and embossing of the Product tablets, the design of and specifications for the packaging and labeling of the Product, the initial quantity of Product to be delivered to COBALT to cover the period from the Commencement Date through the date on which PFIZER delivers the quantities of Product ordered by COBALT pursuant to the first binding purchase order submitted by COBALT pursuant to Section 3.4, and the invoice terms for such initial delivery of Product. Such requirements shall be mutually agreed to in writing by the Parties and attached hereto as an integral part of this Agreement. Upon the request of either Party, the Parties shall meet from time to time to discuss any desired changes to such requirements.

3.3	Within thirty (30) days following any Commencement Date, COBALT shall prepare and deliver to PFIZER a forecast of non-binding estimated quarterly purchases for each of the Calendar Quarters remaining in the calendar year in which the Commencement Date occurs. Thereafter, on the first day of each Calendar Quarter, COBALT will provide PFIZER rolling quarterly forecasts, each forecast covering a one year period. The forecast for the first quarter covered by the forecast may not increase or decrease by more than twenty-five percent (25%) from the most recent previous forecast for that quarter.

3,4	No later than ninety (90) days following any Commencement Date, COBALT and PFIZER shall seek in good faith to negotiate and agree upon the schedule and terms by which COBALT will provide PFIZER with firm purchase orders for, and PFIZER’s delivery schedule for, each of the Products. All purchase orders will be in full-lot quantities, and submitted at least thirty (30) days in advance of expected delivery during the initial ninety (90) day period following the Commencement Date and, thereafter, at least ninety (90) days in advance of expected delivery. Except as may be agreed by PFIZER, PFIZER shall not be required in any case to fulfill any quantity of Product ordered pursuant to COBALT’s purchase order that exceeds the amount of Products included in the then applicable first Calendar Quarter of the current forecast.

3.5	PFIZER will manufacture, package, label, store, and ship the Products in accordance with COBALT’S directions, but in all cases subject to the Specifications set forth in the NDA as such NDA may be amended from time to time. COBALT’s Quality Control personnel, upon reasonable prior notice to PFIZER, shall be permitted to observe the manufacture of Products being manufactured by PFIZER for COBALT. In the event that PFIZER cannot reasonably manufacture Product in accordance with the Specifications, PFIZER shall promptly so advise COBALT. PFIZER shall promptly notify COBALT of any governmental action or other event or

(10)

Confidential Portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

circumstance of which PFIZER becomes aware that PFIZER reasonably believes may materially affect its ability to manufacture or have manufactured the Product in the quantities required by COBALT under this Agreement.

3.6	Each purchase by COBALT of Products shall be governed only by the terms of this Agreement and none of the terms or conditions in COBALT’s forms (whether contained in a purchase order, invoice, acknowledgement or other) shall be applicable.

3.7	Returns by customers or others to COBALT of Products shall be the responsibility and obligation of COBALT alone, except as set forth in Section 6.2 and 7.2.

3.8	PFIZER may have, on or after the Commencement Date, additional or different bottle sizes or blisters of the Product available for commercial sale. Upon COBALT’s written request, PFIZER shall supply to COBALT pursuant to the terms and conditions of this Agreement such additional or different bottle sizes or blisters at the per tablet Supply Price set forth in Exhibit B-1.

IV.	PAYMENTS AND REPORTS

4.1	COBALT shall remit payment for shipments of Product delivered by PFIZER to COBALT in U.S. dollars within [**] days of PFIZER’s invoice. The invoice shall be issued by PFIZER only after shipment of the Product and shall reflect the Supply Price as of the date of shipment by PFIZER for each dosage strength of the Product, The Supply Prices shall be as follows:

(a) in the event that the Commencement Date is prior to November 30, 2011, the applicable Supply Price for each dosage strength of the Product shall be those prices set forth on Exhibit B-1 attached hereto, which provides for the supply prices for the initial 180 days after the Commencement Date (the “Initial 180 Day Period”) as well as for the remainder of the initial period up to the first anniversary of the Commencement Date (the “Remainder of Initial ‘Year Period”), subject to the adjustments contemplated by Section 4.2(b) and Section 4.2(c) below; and

(b) in the event that the Commencement Date is November 30, 2011, the applicable Supply Price for each dosage strength of the Product shall be those prices set forth in the Initial 180 Day Period in Exhibit B-1 attached hereto. However, when a Third Party makes the Generic Product available for purchase in commercial quantities (meaning at least 10% or more availability to major wholesalers, retail pharmacy chains and managed care providers sufficient to meet a significant portion (at least 10%) of such Third Party’s initial stocking requirements), the

(11)

Confidential Portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

applicable Supply Price for the first 180 days after such entry by the Third Party shall be the prices set forth in the Initial 180 Day Period in Exhibit B-1 attached hereto, subject to the adjustments contemplated by Section 4.2(b) and Section 4.2(c) below. Immediately upon the 181ST day after such entry by the Third Party, the applicable Supply Price shall be the prices set forth in the Remainder of Initial Year Period in Exhibit 13-1, also subject to the adjustments contemplated by Section 4.2(b) and Section 4.2(c) below.

Ninety (90) days prior to the end of each of the first anniversary and each succeeding anniversary of the Commencement Date, COBALT and PFIZER agree to discuss in good faith the establishment of a new schedule of Supply Prices. If the Parties do not agree on a new schedule of Supply Prices, the Supply Prices set forth on Exhibit B-1 under the heading “Remainder of Initial Year Period” (subject to the adjustments contemplated by Section 4.2(b) and Section 4.2(c) below), plus an increase equal to the increase in the PPI for each Calendar Quarter thereafter in which shipment of Product occurs with such PPI calculated and compounded quarterly), shall continue to be effective.

4.2	(a) Within forty-five (45) days following the end of each Reporting Period, COBALT will determine the quantity of each dosage strength of the Product sold by COBALT, its Authorized Sublicensees and/or their respective Affiliates during the Reporting Period, and the corresponding Net Sales and aggregate Supply Price associated with the units sold by COBALT, its sublicensees and/or their respective Affiliates during the Reporting Period. Additionally, within forty-five (45) days following the end of each Reporting Period, COBALT will provide PFIZER with ending inventory quantities for each dosage strength of each Product as of the end of each Reporting Period.

(b) In the event that [**] percent ([**]%) of such Net Sales is in excess of the aggregate Supply Price, COBALT shall pay to PFIZER the amount of such excess. Such payment by COBALT shall be made within sixty (60) days after the Reporting Period.

(c) In the event that the aggregate Supply Price is in excess of [**] percent ([**]%) of such Net Sales, PFIZER shall pay to COBALT the amount of such excess, provided that PFIZER shall not be required to pay any such amount to COBALT if such payment would result in the aggregate Supply Price to be less than the minimum Supply Price specified in Exhibit B-2. Such payment by PFIZER shall be made within sixty (60) days after the Reporting Period.

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(d) The calculations set forth in clauses (b) and (c) above shall be made on a Reporting Periodby-Reporting Period basis and consistent with clause (a) above.

4.3	COBALT shall keep such records as are accurate to determine the payments due PFIZER and the calculations required to be made pursuant to Section 4.2. Such records shall be retained by COBALT and shall be made available for reasonable review or audit, at PFIZER’s request and expense, by a certified public accountant appointed by PFIZER and reasonably acceptable to COBALT for the purpose of verifying COBALT’s calculation of the amounts due under Section 4.2 hereunder and of determining the correctness of such calculation and the payments due PFIZER. Such records shall be retained for at least five (5) years from the date of their origin, or two (2) years after the date of termination of this Agreement, whichever occurs first, but need not be retained more than five (5) years from the date of their origin or more than two (2) years after the date of the termination of this Agreement, whichever is appropriate, or as otherwise required by law. If PFIZER requests an audit, such records shall be retained for one (1) year from the date of such request but need not be retained more than one (1) year after the completion of any audit thereof requested by PFIZER.

4.4	All payments required to be made to PFIZER under this Agreement shall be made in United States dollars and, with respect to any payments for amounts invoiced, in the manner specified in such invoice, and in respect of any other payments required hereunder, by transfer on the due date to the following address:

Pfizer Inc.
235 East 42nd Street
New York, New York 10017-5755

or to any other address that PFIZER may advise in writing.

All payments required to be made to COBALT under this Agreement shall be made in United States dollars and, with respect to any payments for amounts invoiced, in the manner specified in such invoice, and in respect of any other payments required hereunder, by transfer on the due date to the following address:

Cobalt Laboratories Inc.,
24840 South Tamiami Trail Bonita Springs, Florida 34134

Or such other address as COBALT shall designate in writing.

4.5	Any amount owing to a Party under this Agreement that is not paid when due shall bear interest at the U.S. Prime Rate as published by Citibank, NA that is applicable to the date on which the payment was first due.

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V.	SHIPPING

5.1	All shipments of Products from PFIZER to COBALT will be shipped FOB Pfizer’s shipping dock in the United States, and delivered to such COBALT facility in the United States as COBALT may specify in writing from time to time, and will be in accordance with the reasonable instructions for shipping and packing set forth in the relevant COBALT purchase order. Each order will be shipped to a single destination. Title and risk of loss or damage to the Products shall pass to COBALT upon delivery to the designated carrier at PFIZER’s shipping dock in the United States. Any and all transportation costs after delivery for the Product shall be paid by COBALT.

VI.	PRODUCTS TESTING/INSPECTION

6.1	PFIZER shall perform quality assurance testing with respect to the Products sold hereunder, including stability and return product complaint sample testing in conformance to PFIZER’s policies. PFIZER shall provide the results thereof to COBALT in the form of a Certificate of Analysis (hereinafter “COA”). PFIZER shall also provide COBALT with Material Safety Data Sheets (hereinafter “MSDS”) as required for the Products, and updates of same as necessary. COBALT will permit PFIZER’s personnel, upon reasonable notice, to visit at reasonable intervals, and for reasonable durations during regular business hours, any COBALT facility used for the storage and distribution of the Products and will allow such personnel to perform a quality assurance audit and or review and make copies of any relevant records in connection therewith. The Parties will cooperate in good faith to develop a procedure for handling the reporting of any cOMP information necessary for PFIZER to complete required Quality Product Complaint Investigations and required reporting, i.e. annual product reviews and Annual Reports pursuant to meeting our regulatory reporting requirements.

6.2

COBALT shall have a period of thirty (30) days from the later of (a) the date of COBALT’s receipt of the Products at the COBALT facility designated in the purchase order, or (b) the date of COBALT’S receipt of the COA’s applicable to such Products, to inspect any shipment of Products to determine whether such shipment conforms to the Specifications. If COBALT determines that the Products do not conform in all material respects to the Specifications, it shall

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immediately notify PFIZER. COBALT’s failure to notify PFIZER within the stipulated period shall be deemed, for purposes of this Agreement, as COBALT’S acceptance of such shipment and shall constitute a waiver of any right COBALT may have to reject such shipment subject, however, to COBALT’s right to reject Products for latent defects discovered by COBALT after such stipulated period has expired provided such notice is provided by COBALT to PFIZER within twenty (20) days following the discovery of such latent defects. If PFIZER agrees that the Products do not conform to the Specifications, COBALT shall return the non-conforming Products to PFIZER, at a location designated by PFIZER and at PFIZER’s expense. PFIZER shall use Commercially Reasonable Efforts to replace any non-conforming Products thereafter.

6.3	In the event PFIZER does not agree with COBALT’S determination that the Products fail to meet the Specifications, the Parties shall, in good faith, attempt to resolve such dispute. In the event the Parties cannot resolve said dispute among themselves they shall submit the matter to an independent Third Party testing laboratory agreeable to both COBALT and PFIZER for a binding advisory opinion. The expenses of obtaining the advisory opinion shall be borne by the Party against whom the dispute is decided by such laboratory. If the Parties are unable to agree on a Third Party testing laboratory, then either Party is free to pursue any legal, equitable or administrative remedies to which it may be entitled.

VII.	REGULATORY AND MEDICAL INQUIRY

7.1	PFIZER shall remain responsible for maintaining and fulfilling all regulatory requirements in the Territory with respect to the Products that are imposed by Law upon PFIZER as the manufacturer of the Products and the holder of the NDA in connection therewith. COBALT shall be responsible for obtaining, maintaining and fulfilling all regulatory requirements in the Territory with respect to the Products that are imposed by Law upon COBALT in connection with COBALT’s marketing, distribution and sale of the Products. Each Party will, on a timely basis, provide the other Party with all information that such Party has that the other Party does not have that is reasonably necessary and relevant to either Party’s obligations in fulfilling such requirements. COBALT and PFIZER shall cooperate in the reporting of adverse drug experience information and other post marketing reports as are required to be filed with the FDA or its equivalent. COBALT shall submit to PFIZER all complaints, adverse drug experience reports and other medical inquiries associated with the Products within two (2) business days of COBALT’s receipt of such reports. PFIZER will be responsible for fulfilling any regulatory requirements with respect to such events, including but not limited to the filing of all Form FD 2253’s, and will make any necessary contact with the FDA regarding the subject matter of same. The Parties will cooperate in good faith to develop a procedure for handling adverse drug experience reports,

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7.2	In the event COBALT or PFIZER shall be required or requested by any governmental authority (or shall voluntarily decide) to recall any Products because such Products may violate any Laws or for any other reason, the Parties shall cooperate fully with one another in connection with any recall. To the extent a recall is due to a latent defect notified to PFIZER pursuant to Section 6.2 or to PFIZER’s negligence, willful misconduct or material breach of this Agreement, PFIZER shall reimburse COBALT for the Supply Price paid by COBALT for such recalled Products, all of the reasonable costs and expenses actually incurred by COBALT in connection with the recall including, but not limited to, costs of retrieving Products already delivered to customers, costs and expenses COBALT is required to pay for notification, shipping and handling charges, and such other costs as may be reasonably related to the recall. To the extent a recall is due to COBALT’s negligence, willful misconduct or material breach of this Agreement, COBALT shall remain responsible for the Supply Price for such recalled Products and shall reimburse PFIZER for all the reasonable costs and expenses described above in the immediately preceding sentence actually incurred by PFIZER in connection with such recall, including without limitation administration of the recall and such other actual costs as may be reasonably related to the recall. To the extent a recall results from a cause other than the negligence, willful misconduct or material breach of this Agreement of or by COBALT or PFIZER, the Parties shall share equally, all of the costs of the recall (but excluding the Supply Price). Prior to any reimbursements pursuant to this Section, the Party claiming any reimbursement shall provide the other Party with reasonably acceptable documentation of all reimbursable costs and expenses. Notwithstanding anything herein to the contrary, neither Party will be liable to the other under this Section 7.2 for consequential damages or lost profits of any kind.

7.3

COBALT shall be responsible for filing and maintaining all documentation and other information as required by each and every state and locality (hereinafter “State”) for the purpose of listing the Products on each such State’s forrnulary or other similar authority, and for obtaining such other approvals as may be necessary to market, promote, sell and distribute the Products in the Territory. PFIZER shall provide COBALT, at COBALT’s expense, with such assistance as reasonably necessary to obtain such listings. COBALT will pay Medicaid and other applicable rebates required by Law or contract with respect to the Products sold by it, If for any reason COBALT does not obtain the requisite regulatory approvals and formulary listings and as a result

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is not able to distribute and sell the Products in the Territory, COBALT shall reimburse PFIZER for all expenditures made or commitments given by PFIZER in obtaining the production materials required to be procured to manufacture the Products and the production and delivery of the Products pursuant to this Agreement.

7.4	in the event either Party receives notice of an inspection or other notification by a governmental entity, including the FDA, directly relating to the Products, promotional materials or other matters within the scope of this Agreement, such Party shall notify the other Party as soon as practicable, and provide to such other Party, within ten (10) days, copies of all relevant documents as such other Party may reasonably request. COBALT and PFIZER agree to cooperate with each other during any inspection, investigation or other inquiry by the FDA or any other governmental entity relating to the Products, including providing information and/or documentation, as requested by the FDA or other governmental entity.

7.5	Notwithstanding anything to the contrary set forth elsewhere herein, COBALT shall have the right, without PFIZER’ s prior approval, to promote and publicize the Products in its customary fashion, and may publicize such information about the Products as it usually and customarily provides for its own products utilizing its usual and customary channels of communication, and its standard forms, which may be revised from time to time, provided that such promotion and publicizing of the Products conforms with all applicable Laws and is consistent with the Specifications and NDA. COBALT shall use its own branding in connection with its marketing, promotion, sale and distribution of the Products, and may not use the PFIZER name or any PFIZER trademark, including without limitation Lipitor, or any confusingly similar variation thereof, in connection with such branding, the Products or otherwise without PFIZER’s prior written consent. Without limiting the foregoing, tablets of the Product shall be embossed with COBALT’s own branding or, with respect to Product delivered to COBALT immediately after the Commencement Date, with such branding as may otherwise be mutually agreed in writing by the Parties.

7.6	COBALT agrees not to repackage or otherwise alter the form of the finished packaged Products delivered to COBALT from PFIZER without the prior written permission of PFIZER.

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VIII.	TERM AND TERMINATION

8.1	Subject in all cases to Section 2.1, the term of this Agreement shall begin on the Effective Date and shall end five (5) years after the initial Commencement Date (“Term”). Upon mutual written agreement of the Parties, the Term shall be extended for one (1) or more consecutive one (1) year renewals of the Term.

8.2	(a) If either Party shall at any time fail to abide by or fail to perform in any material respect in accordance with any of the terms and conditions of this Agreement, the other Party shall have the right to terminate this Agreement upon sixty (60) days’ notice to the defaulting Party specifying the default complained of, setting forth the underlying reasons for its belief that a default has occurred and the remedy sought, provided that such notice of termination shall not be effective if the defaulting Party has cured such breach within such sixty (60) day period.

(b) If either Party (i) institutes or has instituted against it any insolvency, receivership, bankruptcy or other proceedings for the settlement of that Party’s debts, and such proceedings are not dismissed within sixty (60) days, (ii) makes a general assignment for the benefit of creditors, or (iii) dissolves, the other Party may terminate this Agreement without notice.

(c) PFIZER may terminate this Agreement upon written notice effective immediately in the event that COBALT challenges in any lawsuit, action or other legal proceeding the ownership, validity or enforceability of any of PFIZER’s Intellectual Property in or relating to the Products, including without limitation the ‘104, ‘156, ‘893, ‘995 and ‘971 patents and the other patent rights therein.

(d) PFIZER may terminate this Agreement upon ninety (90) days’ notice if PFIZER and its Affiliates have ceased all marketing and sales activities relating to atorvastatin-based pharmaceutical products other than as a result of any transaction including the assignment or transfer or sublicense of its rights relating to atorvastatin-based pharmaceutical products to any Third Party.

(e) Notwithstanding anything else contained herein, if COBALT fails to pay when due any amount owing to PFIZER hereunder and fails to cure such default within thirty (30) days of notice thereof, then PFIZER shall have the right to terminate this Agreement immediately without further notice.

(f) PFIZER shall have the right to terminate this Agreement on written notice effective immediately in the event that (i) COBALT shall have delivered the COBALT Launch Notice, (ii) COBALT has failed to deliver the COBALT Launch Notice in breach of its obligation under Section 2,6, or (iii) COBALT has commenced the commercial sale of any atorvastatin sodium product in the Territory.

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8.3	Expiration or termination of this Agreement for any reason shall be without prejudice to:

(a)	PFIZER’s right to receive all payments from COBALT due with respect to COBALT’s purchase of Product prior to such expiration or termination or either Party’s right to receive all payments from the other Party that are payable in the future with respect to the reconciliation to be performed pursuant to Section 4.2, if any;

(b)	Subject to Section 8.4, COBALT’s right to sell the Products remaining in its inventory, subject to the terms and conditions of this Agreement;

(c)	Any and all obligations under Article DC; and

(d)	Any liabilities or obligations accrued as of the date of expiration or termination,

8.4	Following the expiration of the ninety (90) day period immediately following the effective date of termination of this Agreement, notwithstanding Section 8.3(b), COBALT shall no longer be permitted to sell the Products, and COBALT promptly shall destroy any Products remaining in its inventory at such time. Promptly thereafter, an officer of COBALT shall certify in writing to PFIZER that COBALT has fully complied with the provisions of this Section 8.4.

IX.	INDEMNIFICATION AND INSURANCE

9.1	COBALT agrees to indemnify, defend and hold PFIZER harmless from and against any Losses resulting from or arising out of (a) COBALT’s storage, handling, marketing, promotion, distribution, sale and/or delivery of the Products; (b) the execution by COBALT of this Agreement, the performance or breach by COBALT of its representations, warranties or obligations under this Agreement; or (c) the gross negligence or willful misconduct of COBALT, its employees or its agents in connection with this Agreement (collectively “COBALT Activities”), except to the extent such Losses result from or arise out of PFIZER Activities (as defined in Section 9.2).

9.2	PFIZER agrees to indemnify, defend and hold COBALT harmless from and against any Losses resulting from or arising out of (a) PFIZER’s design, manufacturing, testing, packaging, storage, handling, and labeling of the Products; (b) the execution by PFIZER of this Agreement, the performance or breach by PFIZER of its representations, warranties or obligations under this Agreement; or (c) the gross negligence or willful misconduct of PFIZER, its employees or its agents in connection with this Agreement (collectively “PFIZER Activities”), except to the extent such Losses result from or arise out of COBALT Activities (as defined in Section 9.1).

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9.3	A Party seeking indemnification (“Indemnified Party”) under Section 9.1 or Section 9.2 shall notify, in writing, the other Party (“Indemnifying Party”) within thirty (30) days of the assertion of any claim or discovery of any fact upon which the Indemnified Party intends to base a claim for indemnification. An Indemnified Party’s failure to so notify the Indemnifying Party shall not, however, relieve such Indemnifying Party from any liability under this Agreement to the Indemnified Party with respect to such claim except to the extent that such Indemnifying Party is actually denied, during the period of delay in notice, the opportunity to remedy or otherwise mitigate the event or activity(ics) giving rise to the claim for indemnification and thereby suffers or otherwise incurs additional liquidated or other readily quantifiable damages as a result of such failure. The Indemnifying Party, while reserving the right to contest its obligations to indemnify hereunder, shall be responsible for the defense of any claim, demand, lawsuit or other proceeding in which the allegations, if proved, would trigger the Indemnifying Party’s obligations under Section 9.1 or 9.2. The Indemnified Party shall have the right at its own expense to participate jointly with the Indemnifying Party in the defense of any such claim, demand, lawsuit or other proceeding, but the Indemnifying Party shall have the right to settle, try Or otherwise dispose of or handle such claim, demand, lawsuit or other proceeding on such terms as the Indemnifying Party shall deem appropriate, subject to any reasonable objection of the indemnified Party. Any settlement agreed to by the Indemnifying Party over the objection of the Indemnified Party may only provide a monetary relief and may not include any admission of liability or injunctive relief or other action restricting the Indemnified Party.

9.4	Insurance. COBALT will provide PFIZER, no later than thirty (30) days prior to the Commencement Date, with evidence of insurance reflecting the comprehensive general liability and products liability programs it has in effect.

X.	CONFIDENTIAL INFORMATION

10.1 Confidential Information is any information relating to the business or business plans of a Party including, without limitation, know-how, formulas, trade secrets, clinical or non-clinical data, processes, specifications, suppliers or customers. Except as provided below, during the Terra and for five (5) years thereafter, neither Party shall release to any Third Party any Confidential Information of the other Party or any information with respect to the existence and

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terms of this Agreement without the prior written consent of the other, not to be unreasonably withheld, and neither Party shall use the Confidential Information of the other Party for any purpose not contemplated by this Agreement. Neither COBALT nor PFIZER shall issue any press release or public announcement with respect to the Agreement without the prior consent of the other as to the form and content of such release, except as such release or announcement may be required by Law or by applicable stock exchange rules.

10.2	The obligations of confidentiality and non-use of each Party under this Article X shall not apply to information to the extent the receiving Party can demonstrate that such information: (a) is or has become generally available to the public, without any breach by the receiving Party of the provisions of this Agreement or any other applicable agreement between the Parties; (b) was rightfully in the possession of the receiving Party, without confidentiality restrictions, prior to such Party’s receipt pursuant to this Agreement; (c) was rightfully acquired by the receiving Party from a Third Party who was entitled to disclose such information, without confidentiality or proprietary restrictions; or (d) was independently developed by the receiving Party without using or referring to the disclosing Party’s Confidential Information.

10.3	If either Party determines that a release of information concerning this Agreement is required by applicable Law, legal process (including without limitation any subpoena or discovery ordered by any court of competent jurisdiction) or by stock exchange rules, it shall notify the other in writing at least ten (10) days (or such shorter period where legally required) before the time of the proposed release; it being understood and agreed that each such Party that proposes to make any such release of information shall use its Commercially Reasonable Efforts to ensure that any such release shall not include more information regarding the existence or terms of this Agreement than is required by Law, legal process or by stock exchange rule and shall seek the highest level of confidentiality then available for such information proposed to be released. Such notice shall include the exact text of the proposed release and the time and manner of the release. At the other Party’s request, and before the release, the Party desiring to release further information shall consult with the other Party on the necessity for the disclosure and the text of the proposed further disclosure. COBALT and PFIZER recognize that in addition to the other exceptions set forth herein, disclosure of this Agreement to 1RS and other tax authorities is likely to be required, and COBALT and PFIZER each waives the requirements of this subsection with respect to disclosure to such entities.

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XI.	REPRESENTATIONS AND WARRANTIES

11,1	Representations, Warranties and Covenants by PFIZER. PFIZER hereby represents and warrants and covenants to COBALT as of the Effective Date as follows:

(a) PFIZER is a corporation duly organized and validly existing under the laws of the State of Delaware;

(b) PFIZER has the requisite corporate authority to execute and deliver this agreement and to perform its obligations hereunder;

(c) Any Products delivered by PFIZER to COBALT shall, at the time of shipment, meet the Specifications and have been manufactured, packaged, stored and shipped by PFIZER in compliance with the Specifications and in conformance in all material respects with CGMPs, Specifications, and any other applicable Laws, and shall not be adulterated, misbranded or otherwise violative of the FFDCA or other applicable Laws in any material respect;

(d) The Products delivered by PFIZER to COBALT shall have an expiration date that is not less than twenty-four (24) months from the date of PFIZER’s shipment thereof to COBALT; and

(e) PFIZER has and will maintain throughout the Term all permits, licenses, registrations and other forms of governmental authorization and approval as required by Law in order for PFIZER to execute and deliver this Agreement and to perform its obligations hereunder in accordance with all applicable Laws.

11.2	Representation, Warranties and Covenants by COBALT. COBALT hereby represents and warrants and covenants to PFIZER as of the Effective Date as follows:

(a) Cobalt Pharmaceuticals Inc. is a corporation duly organized and in good standing under the laws of Canada and Cobalt Laboratories Inc. is a corporation duly organized and in good standing under the laws of Delaware;

(b) COBALT has the requisite corporate authority to execute and deliver this Agreement and to perform its obligations hereunder;

(e) COBALT has and will maintain throughout the Term all federal, state and local permits,

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licenses, registrations and other forms of governmental authorization and approval as required by Law in order for COBALT to execute and deliver this Agreement and to perform its obligations hereunder; and

(d) COBALT will perform its obligations hereunder in accordance with all applicable Laws, and shall test, store, handle, market, promote, sell and distribute the Products in accordance with all applicable Laws and the Specifications.

11.3

Disclaimer. Except as set forth in Section 11,1, PFIZER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR OTHERWISE, OF ANY KIND WITH RESPECT TO THE PRODUCTS OR THE MANUFACTURE, SALE, DISTRIBUTION OR USE THEREOF; AND PFIZER HEREBY DISCLAIMS AND SHALL NOT BE RESPONSIBLE FOR ANY OR ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OR REPRESENTATIONS OF WORKMANSHIP, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

11.4	Limitation of Liability. THE PARTIES AND THEIR AFFILIATES, EMPLOYEES, AGENTS, OFFICERS AND DIRECTORS SHALL NOT BE LIABLE IN ANY WAY WHATSOEVER FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES SUFFERED BY THE OTHER PARTY, OR ANY THIRD PARTY, INCLUDING WITHOUT LIMITATION LOST PROFITS OR BUSINESS REVENUE OR OTHER ECONOMIC LOSS OF ANY KIND WHATSOEVER, WHETHER OR NOT SUCH DAMAGES ARE FORESEEABLE OR SUCH PARTY, ITS AFFILIATES, EMPLOYEES, AGENTS, OFFICERS OR DIRECTORS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL THE TOTAL COLLECTIVE LIABILITY OF A PARTY AND/OR ITS AFFILIATES, EMPLOYEES, AGENTS, OFFICERS AND DIRECTORS FOR A PARTICULAR CLAIM, REGARDLESS OF VALUE OR NATURE, EXCEED THE AMOUNTS PAID UNDER THIS AGREEMENT BY SUCH LIABLE PARTY TO THE OTHER PARTY. THE FOREGOING PROVISIONS OF THIS SECTION 11.4 SHALL NOT APPLY WITH RESPECT TO ANY DAMAGES OR LOSSES, ARISING OUT OF A PARTY’S AND/OR ITS AFFILIATES, EMPLOYEES, AGENTS, OFFICERS OR DIRECTORS, REPRESENTATION OR WARRANTY THAT IS INTENTIONALLY FALSE OR INACCURATE OR ARISING OUT OF OR RESUL’IING FROM A WILLFUL MATERIAL BREACH BY THE PARTY AND/OR ITS AFFILIATES, EMPLOYEES, AGENTS, OFFICERS

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OR DIREUI ORS, OF ITS DUTIES OR OBLIGATIONS HEREUNDER OR AN ACT OR OMISSION CONSTITUTING GROSS NEGLIGENCE OF THE PARTY AND/OR OF ITS AFFILIATES, EMPLOYEES, AGENTS, OFFICERS OR DIRECTORS.

XII.	NOTICES

12.1	Any notices or reports required or permitted under this Agreement shall be in writing and shall be deemed to have been given for all purposes if mailed by first class certified or registered mail or transmitted electronically be facsimile with mailed confirmation copy to the following address of either Party:

For COBALT:	Cobalt Pharmaceuticals Inc.
6500 Kitimat Road
Mississauga, Ontario
Canada L5N 2B8
Attn: President

For PFIZER:	Pfizer Inc.
235 East 42nd Street
New York, New York 10017-5755 Attn: Office of the General Counsel

or to such other addresses as shall have been subsequently furnished by written notice to the other Party.

For purposes of communication between the Parties for purposes of cooperation or operational matters as contemplated herein, COBALT designates Rod Johnson and PFIZER designates David Simmons, as its respective contact person for each Party with respect to the foregoing and who each may be contacted at the respective Party addresses as set forth above in this Section 12.1. Each Party may change its designated contact person upon notice to the other Party consistent with the notice provisions of this Section 12.L

XII.	GOVERNING LAW AND PARTIES BOUND

13.1	Governing Law. The validity and interpretation of this Agreement and the legal relations of the Parties to it shall be governed exclusively by the internal laws, and not the law of conflicts, of the State of New York. The Parties each hereby submit to the non-exclusive jurisdictions of federal and stale courts in the State of New York for the purposes of any suit, action or other proceeding relating to this Agreement. Each Party irrevocably and unconditionally waives any objection to

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the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the federal or state courts of the State of New York, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

13.2	Parties Bound. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns. This Agreement and the rights granted herein may not be assigned or transferred (whether by contract, operation of law or otherwise) by COBALT without the prior written consent of PFIZER, provided that the acquisition of all or substantially all of the assets or business of COBALT, by a Third Party shall not constitute a prohibited assignment or transfer under this Section 13.2. PFIZER may assign or transfer its rights and obligations hereunder to any Affiliate or to a successor or assignee of all or substantially all of PFIZER’s relevant pharmaceutical business or assets, without COBALT’s prior consent. Notwithstanding anything to the contrary contained herein, PFIZER shall be free to delegate any and all of its obligations under this Agreement to an Affiliate or Third Party, including without limitation to use any one or more contract manufacturers to produce and package the Product (including without limitation any active pharmaceutical ingredient and/or finished tablets).

XIV.	FORCE MAJEURE

14.1	Subject to Section 2.1, which shall control where applicable, if either Party is prevented from complying, either totally or in part, with any of the terms or provisions set forth herein (other than for any payment obligations hereunder), by reason of force majeure, including, by way of example and not of limitation, fire, flood, explosion, storm, strike, lockout or other labor dispute, riot, war, rebellion, accidents, acts of God, acts of governmental agencies or instrumentalities (including, but not limited to, lack of a sufficient governmentally- mandated quota of the Products) or any other cause or externally induced casualty beyond its reasonable control, whether similar to the foregoing continuencies or not, said Party shall provide written notice of same to the other Party. Said notice shall be provided within ten (10) working days of the occurrence of such event and shall identify the requirements of this Agreement or such of its obligations as may be affected and to the extent so affected, said obligations shall be suspended during the period of such disability. The Party prevented from performing hereunder shall use Commercially Reasonable Efforts to remove such disability, and shall continue performance whenever such causes are removed. The Party so affected shall give to the other Party a good

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faith estimate of the continuing effect of the force majeure condition and the duration of the affected Party’s nonperformance. If the period of any previous actual nonperformance of PFIZER because of PFIZER force majeure conditions plus the anticipated future period of PFIZER nonperformance because of such conditions will exceed an aggregate of one hundred eighty (180) days within any twenty-four (24) month period, COBALT may terminate this Agreement by notice to PFIZER. If the period of any previous actual nonperformance of COBALT because of COBALT force majeure conditions plus the anticipated future period of COBALT nonperformance because of such conditions will exceed an aggregate of one hundred eighty (180) days within any twenty-four (24) month period, PFIZER may terminate this Agreement by notice to COBALT. The provisions of Sections 8.3 and 8.4 and Article XXI shall apply in the event of any such termination. When such circumstances as those contemplated herein arise, the Parties shall discuss in good faith, what, if any, modification of the terms set forth herein may be required in order to arrive at an equitable solution.

XV.	NO ORAL MODIFICATIONS

15.1	No change, modification, amendment or waiver of any obligation, term or provision contained herein shall be valid or enforceable unless the same is reduced to writing and signed by a duly authorized representative of each of the Parties to be bound hereby.

XVI.	INDEPENDENT CONTRACTORS

16.1	This Agreement shall not constitute or give rise to any employer-employee, agency, partnership or joint venture relationship among or between the Parties, and each Party’s performance hereunder is that of a separate, independent entity.

XVII.	NO IMPLIED RIGHTS

17.1	Nothing in this Agreement shall be deemed or implied to be the grant by one Party to the other of any right, title or interest in the Products, Intellectual Property or any other proprietary right of the other except as is expressly provided for herein.

XVIII.	SEVERABILITY

18.1	To the extent any provision or term set forth herein is or becomes unenforceable by operation of Law, such unenforceability shall not affect the remaining provisions of this Agreement. The Parties agree to renegotiate in good faith any provision or term held to unenforceable and to be bound by the mutually agreed substitute provision.

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XIX.	MODIFICATION BY OPERATION OF LAW

19.1	If any of the terms or provisions of this Agreement are in or come into conflict with any applicable Law within the Territory then such term or provision shall be deemed inoperative to the extent it may conflict therewith and shall be deemed to be modified to conform with such Law unless such modification would render the affected provision inconsistent with or contrary to the intent of the Parties. However, in the event the terms and conditions of this Agreement are materially altered as a result of this subsection, the Parties shall in good faith attempt to renegotiate said terms and conditions to resolve any disputes related thereto.

XX.	CAPTIONS

20.1	Article and section headings are provided for convenience only and are not to be used in construing the intent of the Parties.

XXI.	SURVIVORSHIP

21.1	The provisions of Sections 2.1, 8.3, 8.4, 11.3 and 11.4, and Articles IV, VII, LX, X, XII, XIII, XV, XVI, XVII, XVIII, X_LX, XX, XXI, XXII, XXIII, XXIV, XXV and XXVI shall survive any expiration or termination of this Agreement.

NAM,	ENTIRE AGREEMENT

22.1	This Agreement, including the Exhibits attached hereto, contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior drafts or understandings.

XXIII.	WAIVER

23.1	The waiver by either Party to this Agreement of a breach of any provision set forth herein or of any right contained herein shall not operate as or be construed as a continuing waiver or a waiver of any subsequent breach or right granted herein.

LXIV.	SINGULAR AND PLURAL

24.1	The singular form of any noun or pronoun shall include the plural when the context in which such a word is used is such that it is apparent the singular is intended to include the plural or vice versa,

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XXV.	COUNTERPARTS

25.1	This Agreement may be executed in two (2) counterparts each of which is to be considered an original and taken together as one and the same document.

XXVI.	DOCUMENT PREPARATION

26.	The Parties acknowledge that this Agreement is a product of negotiations and that no inference should be drawn regarding the drafting or preparation of this document.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in duplicate by their duly authorized representatives in the places provided below,

COBALT PHARMACEUTICALS INC.		PFIZER INC.

By	/s/ T. Tabatznik	By	/s/ Marguerite Sells
Title	Under Power of Attorney	Title	Under Power of Attorney
Date	18 April 2008	Date	18 April 2008

COBALT LABORATORIES INC.

By	/s/ R. P. Jackson
Title	C.E.O
Date	April 18, 2008

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ANNEX I

CONSENT JUDGMENT AND ORDER OF COURT

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF DELAWARE

PFIZER INC,
PFIZER IRELAND PHARMACEUTICALS,
WARNER-LAMBERT COMPANY,
WARNER-LAMBERT COMPANY, LLC
and WARNER-LAMBERT EXPORT LTD.,

Plaintiffs/Counterclaim-Defendants

v.	C.A. No.07-790-J.IF

COBALT PHARMACEUTICALS, INC.,

Defendant/Counterclaim-Plainti ff.

CONSENT JUDGMENT AND ORDER OF COURT

WHEREAS, plaintiffs/counterclaim defendants Pfizer Inc, Pfizer Ireland Pharmaceuticals, Warner-Lambert Company, Warner-Lambert Company, LLC and Warner-Lambert Export Ltd. (“Pfizer”), and defendant-counterclaim plaintiff Cobalt Pharmaceuticals Inc. (“Cobalt”) stipulate that:

1. Cobalt admits that U.S. Patent No. 5,273,995 (“the ‘995 patent”) would be infringed by the commercial manufacture, use, offer to sell or sale within the United States or importation or causing, directly or indirectly, the importation into the United States the proposed product that is the subject of Cobalt’s New Drug Application (“NDA”) 22-245, comprising atorvastatin sodium,

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Cobalt admits that U.S. Patent No. 5,273,995 is valid and enforceable and waives its defenses and counterclaims in the above-captioned action.

3. Any Protective Order entered by the Court in this action shall remain in full force and effect notwithstanding this Judgment and Order.

4. The parties waive any right of appeal from this Judgment and Order.

5. Each party shall bear its own costs, expenses and attorneys’ fees in connection with this action.

NOW THEREFORE, IT IS ORDERED AND ADJUDGED, on consent of the parties, that judgment shall be entered in favor of plaintiffs Pfizer Inc, Pfizer Ireland Pharmaceuticals, Warner-Lambert Company, Warner-Lambert Company, LLC and Warner-Lambert Export Ltd. and against defendant Cobalt Pharmaceuticals Inc that Cobalt has infringed United States Patent No. 5,273,995; and it is further

ORDERED AND ADJUDGED that judgment shall be entered in favor of Pfizer and against Cobalt, dismissing all counterclaims alleging and seeking declarations of non-infringement, invalidity or unenforceability of the ‘995 patent; and it is further

ORDERED that, pursuant to the provisions of 35 U.S.C. §271(e)(4)(A), the effective date of any approval of Cobalt’s
NDA 22-245, seeking FDA approval of atorvastatin sodium tablets, 10, 20, 40 and 80 mg dosage strengths, shall be a date which is not earlier than the date of expiration of the ‘995 patent (December 28, 2010); and it is further,

ORDERED that, pursuant to the provisions of 35 U.S.C. §271(e)(4)(B), Cobalt, its officers, agents, servants, employees and attorneys, and those persons in active concert or participation with Cobalt are enjoined until the date of expiration of the ‘995 patent (December 28, 2010)

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from engaging in the commercial manufacture, use, offer to sell, or sale within the United States, or importation into the United States, of any product comprising the chemical compound atorvastatin sodium covered by, or the sale or use of which is covered by, the ‘995 patent.

Dated: April , 2008	Dated: April , 2008

CONNOLLY BOVE LODGE & HUTZ	YOUNG CONAWAY STARGATT & TAYLOR, LLP

By:	By:

Rudolf E. Hutz (#484)

Jeffrey B. Bove (#998)

Mary W. Bourke (#2356)

The Nemours Building

1007 North Orange Street Wilmington, DE 19899

(302)-658-9141

rhutz@eblh.com

Attorneys for Plaintiffs Pfizer Inc,

Pfizer Ireland Pharmaceuticals,

Warner-Lambert Company, Warner-Lambert Company, LLC and Warner-Lambert Export Ltd.

John Shaw (;13362)

Jeffrey T. Castellano (#4837)

The Brandywine Builiding

1000 West Street, 17[m] Floor

Wilmington DE 19899

(302)-571-6600

jshaw@ycst.com

Attorneys for Defendant Cobalt Pharmaceuticals, Inc.

IT IS SO ORDERED, this                      day of                     , 2008.

The Honorable Joseph J. Farnan, Ir. United States District Judge

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EXIABIT A

PRODUCTS

Atorvastatin calcium	10mg	Packs of 90 tablets
Atorvastatin calcium	20mg	Packs of 90 tablets
Atorvastatin calcium	40mg	Packs of 90 tablets
Atorvastatin calcium	80mg	Packs of 90 tablets

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Confidential Portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

EXHIBIT B-1

Initial 180 Day Period

10 mg	in packs of 90 tablets.	$[**] per tablet
20 mg	in packs of 90 tablets	$[**] per tablet
40 mg	in packs of 90 tablets	$[**] per tablet
80 mg	in packs of 90 tablets	$[**] per tablet

Remainder of Initial Year Period

10 mg	in packs of 90 tablets.	$[**] per tablet
20 mg	in packs of 90 tablets	$[**] per tablet
40 mg	in packs of 90 tablets	$[**] per tablet
80 mg	in packs of 90 tablets	$[**] per tablet

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Confidential Portions of this Exhibit marked as [**] have been omitted pursuant to a request for confidentiality and filed separately with the Securities and Exchange Commission.

EXHIBIT B-2

Minimum Supply Price

10 mg	in packs of 90 tablets	$[**] per tab
20 mg	in packs of 90 tablets	$[**] per tab
40 mg	in packs of 90 tablets	$[**] per tab
80 mg	in packs of 90 tablets	$[**] per tab

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